UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	June 15, 2005

General Cable Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-12983	06-1398235
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

4 Tesseneer Drive, Highland Heights, Kentucky		41076-9753
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	859-572-8000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 2.05 Costs Associated with Exit or Disposal Activities.

General Cable Corporation ("General Cable") issued a press release announcing the closure of two plants in its communications cables business, which is attached as an exhibit and incorporated herein by reference. The Company's commitment on June 15 to the announced plan for the closure of its Bonham, Texas and Dayville, Connecticut plants is based on its evaluation of the need for these facilities in the long-term operation of its business. The Company determined that the efficient utilization of its communications manufacturing assets would be enhanced by closure of the Bonham facility and relocation of production of the Dayville facility to the Company's newly acquired plant in Franklin, Massachusetts. The closure and relocation of these facilities are expected to take place over the next six months.

The total cost of the contemplated closures, which is estimated to be approximately $30 million, includes approximately $5.7 million for severance costs, $17.1 million for asset impairment at the two facilities, and $7.2 million for other costs related to the closures.

Item 2.06 Material Impairments.

The Company conducted an asset impairment review relating to the actions described in Item 2.05. As a result, General Cable expects to incur $17.1 million in impairment charges related to assets utilized at the two facilities, none of which are expected to be cash charges.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

General Cable Corporation

June 15, 2005	By:	Robert J. Siverd

Name: Robert J. Siverd
Title: Executive Vice President and General Counsel

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Exhibit Index

Exhibit No.	Description

99	Press Release